Exhibit 3.1

Amended and Restated

Certificate of Incorporation

of

Twin Hospitality Group Inc.

Twin Hospitality Group Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Twin Hospitality Group Inc.

2.	The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) under the name Twin Hospitality Group Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 6, 2024 (the “Previous Certificate of Incorporation”).

3.	This Amended and Restated Certificate of Incorporation (including any Certificate of Designation (as defined below) and as the same may be amended and/or restated from time to time, this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board”) in accordance with Sections 242 and 245 of the DGCL, and by the sole stockholder of the Corporation by written consent in accordance with Section 228 of the DGCL.

4.	This Certificate of Incorporation restates, integrates, and amends the provisions of the Previous Certificate of Incorporation. Certain capitalized terms used in this Certificate of Incorporation are defined in Article XIII hereof.

5.	Upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with the DGCL, all of the shares of capital stock of the Corporation issued and outstanding immediately prior to the filing of this Certificate of Incorporation, consisting of 5,000 shares of Class A Common Stock of the Corporation, par value $0.0001 per share, shall be remain 5,000 validly issued, fully paid and nonassessable shares of Class A Common Stock of the Corporation, authorized by Section 4.1 hereof, without any action by the holder thereof.

6.	The Previous Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

Article I
NAME

The name of the Corporation is Twin Hospitality Group Inc.

Article II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2140 S. Dupont Highway, City of Camden, County of Kent, State of Delaware 19934. The name of its registered agent at that address is Paracorp Incorporated.

Article III
PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL, subject to the limitations and other restrictions contained herein.

Article IV
CAPITAL STOCK

Section 4.1 The Corporation shall be authorized to issue 112,870,000 shares of capital stock, which shall consist of two classes as follows: (a) 102,870,000 shares shall be a class designated as Common Stock, par value $0.0001 per share (“Common Stock”), which Common Stock shall be subdivided into two series consisting of (i) 100,000,000 shares designated as Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and (ii) 2,870,000 shares designated as Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and (b) 10,000,000 shares shall be a class designated as Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). For the avoidance of doubt, each of the Class A Common Stock and Class B Common Stock shall be deemed to be a separate series of Common Stock for any and all purposes under the DGCL. Subject to the other provisions of this Certificate of Incorporation, including the provisions of any Certificate of Designation, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the respective holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 4.2 Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized, by resolution or resolutions thereof, to provide, from time to time, out of the authorized but unissued shares of Preferred Stock, for one or more series of Preferred Stock, and, with respect to such series, to fix the number of shares constituting such series, the designation of such series, the powers (including voting powers), if any, of the shares of such series, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. A certificate of designations (a “Certificate of Designation”) setting forth a copy of any such resolution or resolutions and the number of shares of stock of such series as to which such resolution or resolutions apply shall be executed, acknowledged and filed, and shall become effective, in accordance with the DGCL. The designations, powers (including voting powers), preferences, relative, participating, optional, special and other rights, if any, and qualifications, limitations or restrictions, if any, of any series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of such series, which may be by distinguishing number(s), letter(s) and/or title(s);

(b) the number of shares of such series, which number the Board may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(c) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of such series;

(d) dates on which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of such series;

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(f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of such series;

(g) the amounts payable on, and the preferences, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation;

(h) whether the shares of such series will be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible, and all other terms and conditions upon which such conversion may be made;

(i) restrictions on the issuance of shares of the same series or of any other class or series;

(j) the voting powers, if any, of the holders of shares of such series; and

(k) such other powers, preferences and rights, and qualifications, limitations and restrictions of such series, as the Board shall determine.

Section 4.3 The voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock are as follows:

(a) Except as otherwise set forth below in this Article IV, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

(b) Subject to the other provisions of this Certificate of Incorporation, including the provisions of any Certificate of Designation, the holders of Common Stock shall be entitled to receive such dividends and other distributions, in cash, stock of any entity or property of the Corporation, if, when and as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. No such dividend or distribution that is payable in shares of Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, or dividends payable in rights to acquire, or securities convertible or exercisable or exchangeable for, shares of Class A Common Stock or Class B Common Stock may be made unless: (a) shares of Class A Common Stock are paid or distributed only in respect of Class A Common Stock, (b) shares of Class B Common Stock are paid or distributed only in respect of Class B Common Stock, (c) no such dividend or distribution is made in respect of the Class A Common Stock unless simultaneously also made in respect of the Class B Common Stock, (d) no such dividend or distribution is made in respect of the Class B Common Stock unless simultaneously also made in respect of the Class A Common Stock, and (e) the number of shares of Class A Common Stock paid or distributed in respect of each outstanding share of Class A Common Stock is equal to the number of shares of Class B Common Stock paid or distributed in respect of each outstanding share of Class B Common Stock.

(c) (i) Except as may be otherwise required by law or by this Certificate of Incorporation, and subject to any voting rights that may be granted to holders of Preferred Stock pursuant to the provisions of a Certificate of Designation, if any, all rights to vote and all voting power of the capital stock of the Corporation, whether for the election of directors or any other matter submitted to a vote of the stockholders of the Corporation, shall be vested exclusively in the holders of Common Stock.

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(ii) Except as may be otherwise required by law or by this Certificate of Incorporation, at every meeting of the stockholders of the Corporation, in connection with the election of directors and on all other matters submitted to a vote of the stockholders of the Corporation generally, (A) each holder of record of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held in such holder’s name on the stock ledger of the Corporation, and (B) each holder of record of Class B Common Stock shall be entitled to fifty (50) votes for each share of Class B Common Stock held in such holder’s name on the stock ledger of the Corporation. Except as may be otherwise required by law or by this Certificate of Incorporation, holders of Class A Common Stock and holders of Class B Common Stock shall vote together as a single class in connection with the election of directors, all other matters submitted to a vote of the stockholders of the Corporation generally, and any other matters on which holders of Class A Common Stock and holders of Class B Common Stock are required or permitted to vote, and the votes cast in respect of shares of Class A Common Stock and shares of Class B Common Stock shall be counted and totaled together. Notwithstanding the foregoing, and except as otherwise required by applicable law, holders of Class A Common Stock and holders of Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any applicable Certificate of Designation) or applicable law.

(iii) Every reference in this Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) to a majority or other proportion of shares, or a majority or other proportion of the votes of shares, of Common Stock, Class A Common Stock, or Class B Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock, Class A Common Stock or Class B Common Stock entitle their holders to cast, as provided in this Certificate of Incorporation.

(d) In the event of any dissolution, liquidation, or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to creditors and to holders of Preferred Stock pursuant to the provisions of a Certificate of Designation, if any, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock, and the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the same amount per share in respect thereof.

(e) In connection with any reorganization of the Corporation, any consolidation of the Corporation with one or more other entities, any merger of the Corporation with or into another entity, or any statutory conversion, domestication, transfer, or continuance of the Corporation, holders of Class A Common Stock and holders of Class B Common Stock shall be entitled to receive the same per share consideration, and any securities issued to holders of Class A Common Stock and holders of Class B Common Stock as consideration in any such transaction may entitle the holders thereof to voting powers in the same ratio as applies between the shares of Class A Common Stock and the shares of Class B Common Stock. In the event that holders of Class A Common Stock or holders of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration in connection with any such reorganization, consolidation, merger, or statutory conversion, domestication, transfer or continuance, the foregoing provision shall be deemed satisfied if holders of Class A Common Stock and holders of Class B Common Stock are granted substantially identical election rights.

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(f) (i) Holders of Class A Common Stock shall not be entitled to convert any share of Class A Common Stock into any other security of the Corporation or any other property. Prior to the date of a Distribution, each holder of Class B Common Stock shall be entitled to convert at such holder’s option, at any time and from time to time, any share of Class B Common Stock into one (1) fully paid and non-assessable share of Class A Common Stock.

(ii) Immediately upon any conversion of any share of Class B Common Stock into a share of Class A Common Stock pursuant to this Section 4.3(f), the rights of the holder of such share of Class B Common Stock as such shall cease, and such share of Class B Common Stock shall be extinguished, and such holder shall be treated for all purposes as having become the record holders of the share of Class A Common Stock into which such holder’s share of Class B Common Stock was converted.

(iii) If the date on which any share of Class B Common Stock is converted into a share of Class A Common Stock pursuant to this Section 4.3(f) is (A) after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend, and (B) prior to the date on which such dividend is to be paid to such holders, the holder of such share of Class B Common Stock so converted as of such record date will be entitled to receive such dividend on such payment date, provided, however, that, to the extent that such dividend is payable in shares of Class B Common Stock or in rights to acquire, or securities exercisable, convertible or exchangeable for, shares of Class B Common Stock, such shares of Class B Common Stock shall also be deemed to have so converted into an equivalent number of shares of Class A Common Stock as of the date of such conversion such that no such shares of Class B Common Stock shall be issued in payment thereof, and, in lieu thereof, such dividend shall instead be paid in a number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock that would have otherwise been issued as part of such dividend.

(iv) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock.

(v) The Corporation shall not reissue or resell any shares of Class B Common Stock that are converted into shares of Class A Common Stock pursuant to this Section 4.3(f), or that are acquired by the Corporation in any other manner. The Corporation shall, from time to time, take such appropriate action as may be necessary to retire such shares and to reduce the authorized number of shares of Class B Common Stock accordingly.

(g) Holders of Common Stock are not entitled to any preemptive right to subscribe for, purchase, or receive any part of any new or additional issue of any class or series of stock of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock of the Corporation.

(h) No stockholder shall be entitled to exercise any right of cumulative voting.

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Article V
CORPORATE OPPORTUNITIES

Section 5.1 In anticipation that the Corporation and FAT Brands may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with FAT Brands (including service of directors of FAT Brands as directors of the Corporation), the provisions of this Article V are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve FAT Brands and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

Section 5.2 FAT Brands shall have the right to, and shall have no duty not to, (a) engage in the same or similar business activities or lines of business as the Corporation, (b) do business with any client or customer of the Corporation, and (c) employ or otherwise engage any officer or employee of the Corporation, and the Corporation hereby renounces any interest or expectancy in any such activities and shall not be deemed to have an interest or expectancy in any such activities merely because the Corporation engages in the same or similar activities or otherwise. To the fullest extent permitted by applicable law, neither FAT Brands nor any officer or director thereof (except as provided in Section 5.4) shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities of FAT Brands or of such person’s participation therein.

Section 5.3 Subject to the provisions of Section 5.4, in the event that FAT Brands acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation, FAT Brands shall have no duty to communicate or present such corporate opportunity to the Corporation, and the Corporation, to the fullest extent permitted by law, hereby renounces any interest or expectancy in such corporate opportunity and waives any claim that such corporate opportunity should have been presented to the Corporation. Subject to the provisions of Section 5.4, FAT Brands shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder of the Corporation by reason of the fact that FAT Brands pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation.

Section 5.4 To the fullest extent permitted by applicable law, in the event that a director of the Corporation who is also a director of FAT Brands acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation and which may be properly pursued by the Corporation, such director of the Corporation (a) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, (b) shall not be liable to the Corporation or its stockholders for any breach of fiduciary duty by reason of the fact that FAT Brands pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation, (c) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation for the purposes of Article X hereof and the other provisions of this Certificate of Incorporation, and (d) shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its stockholders, or to have received an improper personal gain therefrom for the purposes of Article X hereof and the other provisions of this Certificate of Incorporation, if such director or officer acts in good faith in a manner consistent with the following policy:

(i) where a corporate opportunity is offered to a person who is a director of the Corporation and who is also a director of FAT Brands, the Corporation shall be entitled to pursue such opportunity only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation (and to the extent any such opportunity is not so expressly offered to such person in such capacity, the Corporation hereby renounces any interest or expectancy in such opportunity); and

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(ii) if a director of the Corporation, who also serves as a director of FAT Brands, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation in any manner not addressed by Section 5.4(i), such director shall have no duty to communicate or present such corporate opportunity to the Corporation, and shall, to the fullest extent permitted by law, not be liable to the Corporation or its stockholders for breach of fiduciary duty as a director of the Corporation by reason of the fact that FAT Brands pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation, and the Corporation, to the fullest extent permitted by law, renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Corporation.

The provisions of this Section 5.4 are not intended to be an exhaustive statement of corporate opportunities which may be available to the Corporation, pursuit of which shall be in accordance with this Certificate of Incorporation and applicable law.

Section 5.5 No contract, agreement, arrangement, or transaction between the Corporation and FAT Brands shall be void or voidable solely for the reason that FAT Brands is a party thereto if the material facts as to such contract, agreement, arrangement, or transaction are disclosed or are known to the Board or the committee thereof that authorizes such contract, agreement, arrangement, or transaction, and the Board or such committee in good faith authorizes such contract, agreement, arrangement, or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum. Directors of the Corporation who are also directors of FAT Brands may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes any such contract, agreement, arrangement, or transaction.

Section 5.6 Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article V.

Section 5.7 Section 5.3 and Section 5.4 hereof shall become inoperative and of no effect on the later of (i) the first date on which FAT Brands ceases to beneficially own 20% or more of the number of the then outstanding shares of each class or series of the capital stock of the Corporation, and (ii) the date upon which no director of the Corporation is also a director of FAT Brands. Neither the alteration, amendment, termination, or repeal of this Article V, nor the adoption of any provision inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V would accrue or arise, prior to such alteration, amendment, termination, repeal, or adoption. Any contract, agreement, arrangement or transaction involving a corporate opportunity not approved or allocated as provided in this Article V shall not by reason thereof result in any breach of any fiduciary duty or duty of loyalty, any failure to act in good faith or in the best interests of the Corporation, or any derivation of any improper personal gain, but shall be governed by the other provisions of this Certificate of Incorporation, the Bylaws, the DGCL, and other applicable law.

Article VI
BOARD OF DIRECTORS

Section 6.1 The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board shall consist of no less than three directors. Subject to the limitation in the preceding sentence, the number of directors shall be determined from time to time solely by resolution adopted by affirmative vote of a majority of the entire Board which the Corporation would have if there were no vacancies at the time such resolution is adopted.

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Section 6.2 Elections of the members of the Board shall be held annually at the annual meeting of stockholders of the Corporation, and each member of the Board shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification, or removal. Elections of the members of the Board need not be by written ballot unless the Bylaws shall so provide.

Section 6.3 Any newly created directorship on the Board that results from an increase in the number of directors, and any other vacancy occurring on the Board, shall be filled by the affirmative vote of a majority of the Board then in office, even if less than a quorum, or by a sole remaining director; provided, however, that, prior to the Majority Date, any vacancy or newly created directorship caused by an action of the stockholders shall be filled only by a vote of the stockholders. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders of the Corporation and until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification, or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 6.4 Subject to the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, if any, any individual director or the entire Board may be removed from office at any time, only by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally on the election of directors, voting together as a single class.

Section 6.5 Advance notice of stockholder nominations for the election of directors and stockholder proposals for business to be conducted at any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 6.6 The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places (and/or on, by means of, or in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases) in accordance with Section 224 of the DGCL) as determined from time to time by the Board.

Article VII
STOCKHOLDER ACTION

Section 7.1 Any action required or permitted to be taken by stockholders of the Corporation at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; provided, however, that except as otherwise provided by any Certificate of Designation, from and after the Majority Date, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders, and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

Section 7.2 Except as otherwise required by law or provided by any Certificate of Designation, special meetings of stockholders of the Corporation may be called only by (a) the Chairperson of the Board, (b) the Chief Executive Officer of the Corporation, or (c) the Secretary of the Corporation upon written request to the Secretary of the Corporation by a majority of the directors then in office. No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting.

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Article VIII
AMENDMENT OF BYLAWS AND CERTIFICATE OF INCORPORATION

Section 8.1 In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend, and repeal the Bylaws at any regular or special meeting of the Board, or by written consent. The stockholders shall have the power to make, amend, or repeal the Bylaws.

Section 8.2 Except as otherwise provided in this Certificate of Incorporation, the Corporation reserves the right to amend and repeal any provisions contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of stockholders shall be subject to this reservation.

Article IX
section 203 of the dgcl

The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until the first date on which FAT Brands ceases to own (as defined in Section 203) shares of voting stock (as defined in Section 203) representing at least 15% of the votes entitled to be cast by the holders of the outstanding shares of voting stock (as defined in Section 203), voting together as a single class, and thereafter, the Corporation shall be governed by Section 203 if and for so long as Section 203 by its terms shall apply to the Corporation.

Article X
LIMITATIONS ON LIABILITY AND INDEMNIFICATION

Section 10.1 A director or officer of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of this Section 10.1 shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 10.2 The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors, and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors, or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article X.

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Section 10.3 The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation.

Section 10.4 The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 10.5 Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee, or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Article XI
FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

Section 11.1 Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, employee, agent, or stockholder of the Corporation to the Corporation or the stockholder of the Corporation, (c) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent, or stockholder of the Corporation arising out of or relating to any provision of the DGCL, this Certificate of Incorporation, or the Bylaws (each, as in effect from time to time), (d) any claim or cause of action seeking to interpret, apply, enforce, or determine the validity of this Certificate of Incorporation or the Bylaws (including any right, obligation, remedy, or provision thereunder), (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, and (f) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent, or stockholder of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that the provisions of this Article XI will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations under the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction; provided, further, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery of the State of Delaware (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein (and such indispensable party did not consent to the personal jurisdiction of such court within ten (10) days following such determination).

Section 11.2 Unless the Corporation provides an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 11.3 Failure to enforce the provisions of this Article XI would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the provisions of this Article XI. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in Section 11.1 with respect to any current or future actions or claims.

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Article XII
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

Article XIII
CERTAIN DEFINITIONS

For purposes of this Certificate of Incorporation:

A.	“Distribution” means a distribution or other transfer by FAT Brands of the shares of Class A Common Stock and shares of Class B Common Stock beneficially owned by FAT Brands to holders of stock of FAT Brands in a transaction intended to qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code of 1986, as amended (or any corresponding provisions of any successor statute).

B.	“FAT Brands” means FAT Brands Inc. and all FAT Brands Subsidiaries.

C.	“FAT Brands Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association, or other entity in which FAT Brands: (i) beneficially owns, either directly or indirectly, more than 50% of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such entity, but in each case shall not include the Corporation or any Subsidiary of the Corporation.

D.	“Majority Date” means the first date on which FAT Brands ceases to beneficially own shares of Common Stock representing at least a majority of the votes entitled to be cast by holders of outstanding shares of Class A Common Stock and holders of outstanding shares of Class B Common Stock, voting together as a single class.

E.	“Person” means any individual, corporation, partnership, limited liability company, joint venture, firm, trust, or other entity, including governmental authorities.

F.	“Pledge” means any pledge, mortgage, lien (statutory or otherwise), hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in, attaching or applicable to, affecting or otherwise in respect of, any share of Class B Common Stock, whether or not filed, recorded, or otherwise perfected under applicable law, created, incurred, or existing pursuant to any bona fide loan or indebtedness transaction or other bona fide obligation.

G.	“Subsidiary” means, with respect to the Corporation, any corporation, partnership, limited liability company, joint venture, trust, association, or other entity in which the Corporation: (i) beneficially owns, either directly or indirectly, more than 50% of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests, or (c) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such entity.

H.	“transfer” for purposes of Article IV means any sale or other disposition of a share of Class B Common Stock, except that “transfer” does not include any Pledge of a share of Class B Common Stock for so long as the owner of such share of Class B Common Stock continues to exercise voting control over such share of Class B Common Stock (with a power of attorney or proxy given by such owner to another Person in connection with such Pledge to exercise voting control effective upon the occurrence of certain events not constituting voting control by such other Person for these purposes until such events occur and such power of attorney or proxy is effective).

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IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Amended and Restated Certificate of Incorporation on this 16th day of December, 2024.

Twin Hospitality Group Inc.

By:	/s/ Kenneth Kuick
Name:	Kenneth Kuick
Title:	Chief Financial Officer